Exhibit 99.1

SELECTED FINANCIAL DATA

As further discussed in Note 17 in our Notes to Consolidated Financial Statements included as Exhibit 99.3 in this Current Report on Form 8-K, our consolidated financial statements for the year ended December 31, 2008 have been adjusted for the retrospective application of Financial Accounting Standards Board Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (APB 14-1). Consolidated financial statements prior to December 31, 2008 were not impacted by the adoption of APB 14-1.

	Year Ended December 31,
	2008	2007	2006	2005	2004
	(in thousands, except per share data)
Statement of Operations Data:
Product revenue	$49,083	$25,975	$15,867	$9,832	$5,412
Collaborative revenue	13,656	17,581	30,014	34,392	41,897
Grant revenue	6,920	2,717	3,317	10,079	10,241

Total revenue	69,659	46,273	49,198	54,303	57,550
Operating expenses:
Cost of product revenue	35,153	19,815	12,914	10,662	3,698
Research and development	63,438	52,296	46,667	68,382	67,231
Selling, general and administrative	44,273	36,016	18,166	17,359	17,781
Restructuring charges	549	1,481	12,026	—	—
Goodwill impairment charge	106,134	—	—	—	—
Acquired in-process research and development	—	42,400	—	—	—
Amortization of acquired intangible assets	—	—	—	2,602	2,598
Asset impairment charges	—	—	—	45,745	—

Total operating expenses	249,547	152,008	89,773	144,750	91,308
Loss from operations	(179,888)	(105,735)	(40,575)	(90,447)	(33,758)
Interest and other income (expense), net	(8,863)	(1,850)	1,304	729	333
Loss on exchange of convertible notes	(3,599)	—	—	—	—
Loss on debt extinguishment	(118)
Gain on net change in fair value of derivative assets and liabilities	3,478	—	—	—	—
Loss attributed to noncontrolling interest in Galaxy Biofuels LLC	12,500	—	—	—	—

Net loss	$(176,490)	$(107,585)	$(39,271)	$(89,718)	$(33,425)

Net loss per share, basic and diluted	$(2.75)	$(1.97)	$(0.85)	$(2.04)	$(0.77)

Weighted average shares outstanding	64,134	54,607	46,474	44,064	43,416

	As of December 31,
	2008	2007	2006	2005	2004
	(in thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$7,458	$57,977	$51,912	$65,428	$98,193
Restricted cash	10,040	—	—	—	—
Working capital (deficit)	(23,765)	35,344	40,440	53,753	82,931
Total assets	153,623	264,779	79,905	98,069	184,056
Long-term debt, less current portion	130,495	121,160	3,724	6,332	8,825
Stockholders’ (deficit) equity	(39,692)	95,215	42,916	64,804	150,946